Exhibit 99.2

SHAREHOLDER LETTERHEAD

American Registrar & Transfer Co
342 East 900 South
Salt Lake City, UT 84111

To Whom It May Concern:

The undersigned herewith submits Medinah Gold, Inc., (“MDAU”) certificate no. _______ representing ____________shares.

Pursuant to the acquisition of MDAU by American Sierra Gold Corp (“ASAU”), please cancel the MDAU certificate presented herewith in exchange for shares of ASAU on a 1 for 1 basis (as provided by the merger and acquisition agreement by and between MDAU and ASAU).

Upon issuance of the new ASAU certificate, it should be shipped to the undersigned at the following addres

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MDAU as agreed to cover transfer charges relating to the conversion of shares from MDAU to ASAU, however I have enclosed a check for (check one, if applicable) □ $10 to return my new certificate via certified mail (within the U.S.), □ $20 to return my new certificate via registered mail (outside the U.S.), □ $30 to return my new certificate via FedEx (within the U.S.) or □ $40 to return my new certificate via FedEx (Canadian residents only); or  I have provided a pre-prepared FedEx/UPS/USPS air waybill; or you may ship the certificate via FedEx account #_________________ (failing any of which the new certificate will be returned via first class mail).